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                                                                    Exhibit 99.1




NEWS RELEASE

For Immediate Release

Steven C. Quay, M.D., Ph.D.                      Greg Sessler, C.F.O.
SONUS Pharmaceuticals, Inc.                      SONUS Pharmaceuticals, Inc.
487-9500                                         (206) 487-9500

Traci Lance-Lumberg                              Peter A. Zambelli
Abbott Laboratories                              Hill and Knowlton, Inc.
(847) 938-3895                                   (212) 885-0303


                  SONUS PHARMACEUTICALS AND ABBOTT LABORATORIES
               SIGN AGREEMENT FOR ECHOGEN(R) EMULSION IN THE U.S.

              STRATEGIC ALLIANCE FORMED TO LAUNCH SONUS' INNOVATIVE
             ULTRASOUND CONTRAST AGENT FOR CARDIOLOGY AND RADIOLOGY


NEW YORK, N.Y., MAY 15, 1996 -- SONUS Pharmaceuticals, Inc. (NASDAQ NNM:SNUS) and Abbott Laboratories, Inc. (NYSE:ABT) announced today the signing of a strategic alliance agreement focusing on the clinical development, marketing and sale of EchoGen(R) Emulsion, a proprietary ultrasound contrast agent developed by SONUS, for cardiology and radiology uses. Under the agreement, SONUS has primary responsibility for clinical development, regulatory affairs, and medical and technical support of EchoGen(R) and Abbott has primary responsibility for U.S. marketing and sales. SONUS has retained certain co-promotion rights to EchoGen(R) in the U.S.

Abbott will pay SONUS $31 million in up-front, clinical support and milestone payments. SONUS will receive 47 percent of net EchoGen(R) revenues in the U.S. - a portion of which SONUS must use to fund its obligations under the agreement. The agreement spans the life of the patents relating to EchoGen(R). In addition, Abbott has purchased, for $4 million, warrants to acquire 500,000 shares of SONUS common stock, equal to about six percent (6%) of the company's outstanding common stock. The warrants are exercisable over five years at $16 per share. Abbott can acquire the rights to additional indications for EchoGen(R) by making additional clinical support payments.

"Having Abbott's marketing strength combined with SONUS' alliances in Europe and the Pacific Rim provides marketing coverage of about 85% of the worldwide market for EchoGen," said Steven C. Quay, M.D., Ph.D., founder, president and CEO of SONUS Pharmaceuticals, Inc. "SONUS will continue
                          [SONUS PHARMACEUTICALS LOGO]
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SONUS/Abbott Labs Alliance
May 15, 1996
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to focus its resources on regulatory approvals in the U.S. and Europe, and investigation of expanded uses of EchoGen."

                                     -more-

Pivotal Phase 3 radiology and cardiology trials of EchoGen(R), intended to satisfy the U.S. Food and Drug Administration (FDA) requirements for a New Drug Application (NDA), have been completed. These Phase 3 trials will be the basis for SONUS' NDA, which the company expects to file with the FDA this year, followed shortly thereafter with a filing to the European Medicines Evaluation Agency.

SONUS is investigating expanded uses for EchoGen(R) in breast and prostate cancer, and CNS applications in European trials. In January, SONUS completed a U.S. Phase 2 myocardial perfusion trial. Pre-clinical studies are also underway or planned for other advanced imaging and therapeutic uses of SONUS' proprietary PhaseShift(TM) and High-Q Factor(TM) technologies.

The statements made in this news release are forward looking. As discussed in SONUS' annual report on Form 10-K dated March 29, 1996, EchoGen(R) will require regulatory approval, which approval is subject to certain regulatory requirements and can be lengthy, and market acceptance of EchoGen(R) will depend on a number of factors, including safety, efficacy and ease of administration.

SONUS Pharmaceuticals, based in Bothell, Wash., is engaged in the research and development of proprietary contrast agents for use in ultrasound imaging. The company's products are being investigated to improve the management of heart disease, cancer, infectious disease and other debilitating conditions.

NOTE: SONUS Pharmaceuticals' press releases are now available via PR Newswire's Company News on Call service. To receive previous SONUS press releases via fax, dial 1- 800-758-5804, ext. 108377. SONUS releases also can be accessed on the Internet at PR Newswire's home page. The address is: http://www.prnewswire.com/

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